Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 21, 2004

LEGGETT’S SECOND QUARTER EARNINGS UP 63% TO $.39 PER SHARE,

ON RECORD QUARTERLY SALES

Carthage, MO, July 21 —

•	Second quarter EPS of $.39, a 63% improvement from 2Q 2003.

•	Quarterly sales at an all-time record of $1.28 billion, a 21% increase over 2Q 2003.

•	Organic sales grew 14%, yielding the three strongest consecutive quarters in a decade.

•	$408 million of cash at quarter-end; net debt-to-cap below 23%.

•	2004 guidance: EPS of $1.35-$1.45, on 8%-11% organic sales growth.

•	Q3 2004 guidance: EPS of $.38-$.43, on approximately 10% organic growth.

Fortune 500 diversified manufacturer Leggett & Platt reported second quarter earnings of $.39 per diluted share, near the upper end of guidance that was increased on June 16. Per share earnings increased 63%, or $.15, from the $.24 attained last year in the second quarter. Higher sales, previous consolidation and cost reduction efforts, and recent acquisitions were noteworthy contributors to the earnings increase.

Record quarterly sales of $1.28 billion were 21% higher than in the second quarter of 2003, with acquisitions contributing 7% of the growth. Same location sales increased 14%, with approximately half attributable to unit volume gains and half to inflation (primarily due to higher steel costs). When combined with the 9% advances of both 4Q 2003 and 1Q 2004, organic sales growth for the last nine months is the strongest since 1994.

Management Comments

Felix E. Wright, Chairman and CEO said, “During the quarter we achieved strong sales increases in all five segments, each benefiting from a combination of unit growth, inflation, and/or acquisitions. Unit growth reached double-digits in several product categories, including components for upholstered furniture, die cast aluminum components, and machinery. Increased asset utilization and enhanced manufacturing efficiency helped improve margins through better overhead and fixed cost absorption.

“Inflation also contributed to our revenue growth. Second quarter market prices for steel (scrap, rod, and rolled steel) were roughly 60%-100% above year-ago levels, markedly increasing our raw material costs. Due to the magnitude of these increases, we continue to implement higher prices on our products.

“Our Fixture & Display group is progressing toward the margin improvement anticipated in our tactical plan. We continue to believe in the long-term attractiveness of this business, and expect to deliver double-digit margins as market demand strengthens.

“During the quarter we generated $91 million in cash from operations, and reduced net debt-to-capital to 22.9%, the lowest level in nearly a decade. Second quarter dividends were 7.7% higher than one year ago, reflecting Leggett’s 33rd consecutive annual increase in dividends.”

Acquisitions and Divestitures

The company acquired two firms during the second quarter; they should contribute about $16 million to annual sales. There were no divestitures during the quarter.

2004 Outlook

As indicated in the company’s June 16 press release, the outlook for the full year has improved, primarily due to increased sales growth expectations. Both unit growth and inflation (primarily in steel related products) are contributing to organic sales growth. For the full year, organic sales are now anticipated to increase 8%-11% versus 2003. Acquisitions should contribute $150-$200 million of incremental revenue, resulting in full year trade sales of $4.8–$5.1 billion.

Given stronger sales, the company is again updating full year EPS guidance, this time by raising the lower end of its previous range by a nickel. Accordingly, full year earnings are now anticipated to be $1.35-$1.45 per share. Guidance incorporates the company’s expectation that steel price increases will be successfully passed along, that market demand will remain steady, and that the Fixture & Display group’s performance will continue to improve.

For the third quarter, the company expects earnings of $.38-$.43 per share. Leggett anticipates sequential sales growth (3Q vs. 2Q) between zero and $50 million, yielding third quarter trade sales of $1.28 to $1.33 billion. At this sales level, third quarter organic sales growth would be approximately 10% (versus 3Q 2003).

Management will discuss these results in a conference call at 8:00 a.m. Central (9am Eastern) on July 22. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (973) 582-2737; there is no passcode. Third quarter results will be released after the market closes on October 20, 2004, with a conference call the next morning. In addition, the company will host an Investor Day on September 14; a webcast of the event will be accessible from Leggett’s website.

SEGMENT RESULTS – Second Quarter 2004 (versus 2Q 2003)

Residential Furnishings – Total sales increased $91 million, or 17.2%. Same location sales increased 13.3%, and were augmented by acquisitions. Worldwide innerspring unit sales were up slightly, and unit sales of mechanisms for upholstered furniture increased significantly. EBIT (earnings before interest and income taxes) increased $24.4 million, or 52%, with gains arising from higher sales, prior cost reduction and plant consolidation efforts, a FIFO benefit, and improved overhead recovery (due to higher manufacturing levels). These gains were partially offset by modest restructuring expenses.

Commercial Fixturing and Components – Total sales increased $47 million, or 21.2%, entirely from acquisitions. Same location sales declined 0.3%. EBIT nearly tripled, from $6.4 million last year to $18.2 million this year, as improvements arising from the tactical plan, and non-recurrence of last year’s inventory adjustments were partially offset by a small restructuring charge.

Aluminum Products – Total sales increased $22 million, or 18.2%, solely from increased same location sales. Most of the sales growth was volume related, as inflation has been modest in the aluminum segment. Higher sales led to an EBIT increase of 50%, or $4.7 million.

Industrial Materials – Total sales increased $72 million, or 54.3%, solely from same location sales increases (largely resulting from inflation in steel prices). Higher production, improved overhead recovery, a FIFO benefit, full utilization of the Sterling rod mill (versus last year’s ramp up), and an above-average steel rod-to-scrap price spread (which benefited the rod mill) contributed to the EBIT improvement.

Specialized Products – Total sales increased $21 million, or 16.8%. Same location sales increased 8.7%, primarily due to higher unit volumes. EBIT increased 9%, or $1.3 million, with sales-related gains partially offset by higher raw material costs.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 120-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (84-fold growth via 33 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including overfunded aggregate pension plans, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	July 21, 2004

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(in millions, except per share data.)	2004	2003	Change	2004	2003	Change
Net sales	$1,278.1	$1,052.7	21.4%	$2,465.3	$2,090.3	17.9%
Cost of goods sold	1,034.7	868.9		2,006.8	1,725.2

Gross profit	243.4	183.8		458.5	365.1
Selling & administrative expenses	115.8	99.6	16%	227.8	196.8	16%
Other deductions, net of income	0.8	1.8		0.6	0.8

Earnings before interest and taxes	126.8	82.4	54%	230.1	167.5	37%
Interest expense	11.8	11.5		23.8	21.4
Interest income	1.4	1.5		3.1	2.9

Earnings before income taxes	116.4	72.4		209.4	149.0
Income taxes	39.6	25.7		69.8	52.9

Net earnings	$76.8	$46.7	64%	$139.6	$96.1	45%

Earnings per share
Basic	$0.39	$0.24		$0.71	$0.49
Diluted	$0.39	$0.24	63%	$0.71	$0.49	45%
Average shares outstanding
Basic	196.0	196.6		196.1	197.1
Diluted	197.0	197.0		197.0	197.4

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(in millions.)	2004	2003	Change	2004	2003	Change
Net Earnings	$76.8	$46.7		$139.6	$96.1
Depreciation and Amortization	46.4	42.0		89.7	82.3
Working Capital decrease (increase)	(22.4)	(18.4)		(43.8)	(71.0)
Other operating activity	(10.3)	17.1		(13.7)	16.1

Net Cash from Operating Activity	$90.5	$87.4	4%	$171.8	$123.5	39%
Additions to PP&E	(37.1)	(33.7)	10%	(72.9)	(66.7)	9%
Purchase of companies, net of cash	(5.7)	(10.3)		(32.6)	(14.2)
Additions (payments) to Debt, net	(28.7)	117.1		(30.4)	265.6
Dividends paid	(27.1)	(25.3)		(54.1)	(50.6)
Repurchase of Common Stock, net	(21.4)	(26.4)		(31.7)	(57.0)
Other	9.1	4.3		14.3	51.1

Increase (Decr.) in Cash & Equiv.	$(20.4)	$113.1		$(35.6)	$251.7

FINANCIAL POSITION	June 30
(in millions.)	2004	2003	Change
Cash and equivalents	$408.3	$476.7
Receivables	777.8	648.1	20%
Inventories	697.2	671.8	4%
Other current assets	68.8	73.9

Total current assets	1,952.1	1,870.5
Net fixed assets	948.6	970.2	(2)%
Other assets	1,134.3	1,043.5	9%

TOTAL ASSETS	$4,035.0	$3,884.2

Trade accounts payable	$244.0	$204.6	19%
Current debt maturities	482.6	72.4
Other current liabilities	357.5	309.2	16%

Total current liabilities	1,084.1	586.2	85%
Long term debt	618.8	1,118.7	(45)%
Deferred taxes and other liabilities	140.9	131.5
Shareholders’ equity	2,191.2	2,047.8	7%

Total Capitalization	2,950.9	3,298.0

TOTAL LIABILITIES & EQUITY	$4,035.0	$3,884.2

Modified Working Capital / Sales *	18.4%	20.9%
Net Debt to Net Capital **	22.9%	24.7%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods (when cash balances and current debt maturities were much smaller).

LEGGETT & PLATT	July 21, 2004

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(in millions.)	2004	2003**	Change	2004	2003**	Change
External Sales
Residential Furnishings	$611.9	$523.5	16.9%	$1,208.2	$1,047.3	15.4%
Commercial Fixturing & Components	266.4	218.6	21.9%	507.4	420.4	20.7%
Aluminum Products	137.9	116.8	18.1%	269.9	242.4	11.3%
Industrial Materials	131.2	83.5	57.1%	235.9	174.6	35.1%
Specialized Products	130.7	110.3	18.5%	243.9	205.6	18.6%

Total	$1,278.1	$1,052.7	21.4%	$2,465.3	$2,090.3	17.9%

Inter-Segment Sales
Residential Furnishings	$4.2	$2.0		$6.3	$3.8
Commercial Fixturing & Components	1.4	2.3		2.9	4.6
Aluminum Products	4.1	3.3		8.2	6.4
Industrial Materials	73.9	49.4		140.3	105.1
Specialized Products	15.5	14.9		30.5	31.6

Total	$99.1	$71.9		$188.2	$151.5

Total Sales
Residential Furnishings	$616.1	$525.5	17.2%	$1,214.5	$1,051.1	15.5%
Commercial Fixturing & Components	267.8	220.9	21.2%	510.3	425.0	20.1%
Aluminum Products	142.0	120.1	18.2%	278.1	248.8	11.8%
Industrial Materials	205.1	132.9	54.3%	376.2	279.7	34.5%
Specialized Products	146.2	125.2	16.8%	274.4	237.2	15.7%

Total	$1,377.2	$1,124.6	22.5%	$2,653.5	$2,241.8	18.4%

EBIT
Residential Furnishings	$71.1	$46.7	52%	$140.5	$95.9	47%
Commercial Fixturing & Components	18.2	6.4	184%	24.3	12.3	98%
Aluminum Products	14.1	9.4	50%	28.5	22.9	24%
Industrial Materials	34.9	7.1	392%	54.4	15.1	260%
Specialized Products	16.3	15.0	9%	27.8	26.6	5%
Intersegment eliminations	(4.3)	(0.8)		(4.4)	(3.9)
Change in LIFO reserve	(23.5)	(1.4)		(41.0)	(1.4)

Total	$126.8	$82.4	54%	$230.1	$167.5	37%

			Basis Pts			Basis Pts
EBIT Margin *
Residential Furnishings	11.5%	8.9%	260	11.6%	9.1%	250
Commercial Fixturing & Components	6.8%	2.9%	390	4.8%	2.9%	190
Aluminum Products	9.9%	7.8%	210	10.2%	9.2%	100
Industrial Materials	17.0%	5.3%	1170	14.5%	5.4%	910
Specialized Products	11.1%	12.0%	(90)	10.1%	11.2%	(110)

Overall	9.9%	7.8%	210	9.3%	8.0%	130

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
**	Segment figures for 2003 are restated for an organizational move of two small operations from Residential to Specialized.

LAST SIX QUARTERS	2003				2004
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	1,038	1,053	1,157	1,141	1,187	1,278
Sales Growth (vs. prior year)	1.5%	(5.6)%	3.2%	12.7%	14.4%	21.4%

EBIT ($ million)	85.1	82.4	89.5	98.3	103.3	126.8
EBIT Margin	8.2%	7.8%	7.7%	8.6%	8.7%	9.9%

Net Earnings ($ million)	49.4	46.7	50.8	59.0	62.8	76.8
Net Margin	4.8%	4.4%	4.4%	5.2%	5.3%	6.0%

EPS (diluted)	$0.25	$0.24	$0.26	$0.30	$0.32	$0.39

Cash from Operations ($ million)	36	87	143	129	81	91
Debt to Total Cap (net of cash & curr. debt)	25%	25%	24%	23%	23%	23%

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	(1.7)%	(4.6)%	3.5%	7.8%	10.3%	13.3%
Commercial Fixturing & Components	0.3%	(6.4)%	(3.7)%	10.6%	0.3%	(0.3)%
Aluminum Products	8.0%	(7.7)%	0.2%	11.0%	5.7%	18.2%
Industrial Materials	(2.7)%	(14.5)%	(8.1)%	5.7%	16.6%	54.3%
Specialized Products	19.2%	6.3%	4.5%	11.6%	11.0%	8.7%
Overall	1.5%	(5.0)%	0.5%	8.7%	8.5%	14.0%